Exhibit 10.1

THIS CONTRACT IS SUBJECT TO ARBITRATION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of this 9th day of December, 2021 (the “Effective Date”), by and between LMP FINANCE, LLC, a Delaware limited liability company, and or its assigns (“LMP”), on the one hand, and KEVIN SISTI, MURDO SMITH and RANDAL ROBERGE, each an individual resident of Connecticut (each, a “Buyer” and collectively, the “Buyers”).

W I T N E S S E T H :

WHEREAS, LMP and the Buyers (each, a “Party” and, collectively, the “Parties”) collectively own 100% of the outstanding membership interests of LTO Holdings, LLC, a Connecticut limited liability company (the “Company”), and LMP owns a 51% Membership Interest in the Company (the “Acquired Interest”); and

WHEREAS, the Buyers desires to purchase, and LMP desires to sell, the Acquired Interest for the consideration and on the terms set forth in this Agreement; and

WHEREAS, the Parties desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement, and to set forth certain additional agreements related to the transactions contemplated by this Agreement; and

NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1. SALE AND TRANSFER OF ACQUIRED INTEREST; CLOSING DATE; PURCHASE PRICE DELIVERY.

1.1 Purchase and Sale. At the Closing and subject to and upon the terms and conditions of this Agreement, LMP shall sell, transfer and deliver to the Buyers, and the Buyers shall jointly and severally purchase and acquire from LMP, all right, title and interest in and to all of the Acquired Interest, free and clear of all Liens in consideration for the Purchase Price. In reliance upon the representations and warranties of LMP contained herein, and on the terms and subject to the conditions herein set forth, the Buyers jointly and severally agree that at Closing they will purchase the Acquired Interest from LMP. The Buyers shall purchase the Acquired Interest pro rata from the LMP as set forth below:

Name of Company Member	Percentage Interest of Company Held Before Closing	Percentage Interest of Company Held After Closing	Percentage of Purchase Price Attributable to each Member
Kevin Sisti	24.5%	50%	50%
Murdo Smith	14.7%	30%	30%
Randal Roberge	9.8%	20%	20%
LMP Finance, LLC	51%	N/A	N/A
Total:	100%	100%	100%

As used herein, “Lien” means any claim, lien (statutory or otherwise), encumbrance, pledge, liability, restriction, charge, instrument, license, preference, priority, security agreement, covenant, right of recovery, option, charge, hypothecation, easement, security interest, interest, mortgage, deed of trust, imperfection of title, prior assignments, Tax (including foreign, federal, state and local Tax), order or other encumbrance or charge of any kind or nature whatsoever or any conditional sale or other title retention agreement or other contract or arrangement having substantially the same effect as any of the foregoing.

1.2 Closing; Closing Date. Subject to the terms and conditions herein contained, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof (the “Closing Date”). For financial accounting purposes, the Closing shall be effective as of 12:01 a.m. Eastern Time on December 1, 2021 and all activities and sales on such date shall belong to and be reportable by the Buyers. For all other purposes, the Closing shall be effective at 12:01 a.m. Eastern Time on the Closing Date.

1.3 Purchase Price. Subject to the adjustments set forth herein, the purchase price for the Acquired Interest (the “Purchase Price”) shall be forgiveness by the Buyers of (a) the aggregate amount of the Valuation Shortfall (as defined in that certain Membership Interest Purchase Agreement, dated as of March 9, 2021, by and between LMP and Buyers (the “March MIPA”)) payable by LMP to the Buyers and (b) the amount of the Indemnification Holdback (as defined in the March MIPA) currently outstanding.

Article 2. REPRESENTATIONS AND WARRANTIES OF LMP.

LMP represents and warrants to the Buyers that the statements contained in this Article 2 are correct and complete in all material respects as of the date hereof:

2.1 Due Organization and Capacity. LMP is a limited liability company duly organized, validly existing and in good standing in the state of its organization and in each state in which the nature of its operations, assets or employees require it to be registered or qualified. LMP has the right, power, capacity and authority to execute, deliver and perform its obligations pursuant to this Agreement and to execute, deliver and perform its obligations hereunder.

2.2 Enforceability. This Agreement has been duly and validly executed and delivered by LMP and constitutes the legal, valid and binding obligation of LMP, enforceable against LMP in accordance with its terms.

2.3 Consents; Absence of Conflicts. Neither the execution and delivery of this Agreement or any other Transaction Document by LMP, nor the consummation of the transactions contemplated by this Agreement or compliance by LMP with any of the provisions hereof or thereof, will (a) violate or breach the terms of, cause a default under or conflict with any applicable law, or (b) result in the creation or imposition of any Lien on any assets of LMP or its affiliates. LMP is not required to obtain any consent from any government or governmental or regulatory body, or any agency, political subdivision, authority or instrumentality thereof, whether foreign, federal, provincial, state, municipal or local or any court or arbitrator (whether public or private) (each, a “Governmental Authority”) or, except for Truist Bank, any other Person or provide any notice to any Governmental Authority or any other Person in connection with the consummation of the transactions contemplated by this Agreement.

2.4 Acquired Interest Ownership. LMP is the sole record and beneficial owner of the Acquired Interests, free and clear of all Liens, other than (a) granted in favor of Truist Bank and (b) restrictions on transfer that may be imposed by state or federal securities laws. By way of clarification, the Acquired Interest is not be subject to any Liens other than granted in favor of Truist Bank.

2.5 Brokers’ Fees; Expenses. LMP has no liability or obligation to pay any fees or expenses of attorneys, investment bankers, accountants or other advisors or service providers in connection with the transactions contemplated by this Agreement for which the Company or the Buyers could become liable or obligated.

Article 3. REPRESENTATIONS AND WARRANTIES OF THE BUYERS.

The Buyers jointly and severally represent and warrant to LMP that the statements contained in this Article 3 are correct and complete in all material respects as of the date hereof.

3.1 Capacity. Each of the Buyers has full legal right, power, capacity and authority to execute, deliver and perform his obligations pursuant to this Agreement and to execute, deliver and perform his obligations under each instrument, document or agreement required hereby to be executed and delivered by the Buyers at, or prior to, the Closing (the “Transaction Documents”).

3.2 Enforceability. This Agreement has been duly and validly executed and delivered by the Buyers and constitutes the legal, valid and binding obligation of each Buyer, enforceable against the Buyers in accordance with its terms.

3.3 Consents; Absence of Conflicts. Neither the execution and delivery of this Agreement or any other Transaction Document by the Buyers, nor the consummation of the transactions contemplated by this Agreement or compliance by the Buyers with any of the provisions hereof or thereof, will (a) violate or breach the terms of, cause a default under or conflict with any applicable law, or (b) result in the creation or imposition of any Lien on any assets of the Buyers. The Buyers are not required to obtain any consent from any government or governmental or regulatory body, or any agency, political subdivision, authority or instrumentality thereof, whether foreign, federal, provincial, state, municipal or local or any court or arbitrator (whether public or private) (each, a “Governmental Authority”) or any other Person or provide any notice to any Governmental Authority or any other Person in connection with the consummation of the transactions contemplated by this Agreement.

3.4 Brokers’ Fees. No Buyer has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby for which LMP or any of its affiliates could become liable or obligated.

Article 4. NATURE OF STATEMENTS AND SURVIVAL OF, REPRESENTATIONS AND WARRANTIES OF LMP.

The representations and warranties of LMP and Buyers contained in this Agreement constitute fundamental representations and shal1 survive the Closing until the expiration of the applicable statutes of limitation plus a period of 60 days. The representation of LMP under Section 2.4 shall survive indefinitely.

Article 5. CLOSING DELIVERABLES.

5.1 Deliveries by the Buyers. At the Closing, the Buyers shall deliver or cause to be delivered to LMP:

(a) a countersigned assignment agreement (the “Assignment Agreement”) evidencing the assignment and transfer of the Acquired Interests from LMP to the Buyers;

(b) an executed Second Amended and Restated Operating Agreement of the Company, in a form reasonably acceptable to LMP, which reflects the Buyers as the sole members of the Company and relieves LMP and its affiliates (including without limitation LMPX) of all liabilities and obligations pursuant to the March Operating Agreement (including without limitation Section 8.6 of the March Operating Agreement);

(c) duly executed counterparts to that certain master finance agreement by and among LMP (or an affiliate), the Company and Elite Auto Rentals, LLC substantially in the form of Exhibit A attached hereto (the “Master Finance Agreement”) providing for the financing by LMP (or its affiliate) of the Company’s vehicles currently on open-end lease;

(d) such other documents, instruments or opinions as may be required or otherwise reasonably contemplated pursuant to this Agreement; and

(e) copies of any third party consents required in connection with the consummation of the transactions contemplated by this Agreement.

5.2 Deliveries by LMP. At the Closing, LMP shall deliver or cause to be delivered to the Buyers:

(a) a duly executed counterpart to the Master Finance Agreement;

(b) a countersigned Assignment Agreement; and

(c) such other documents, instruments or opinions as may be required or otherwise reasonably contemplated pursuant to this Agreement.

Article 6. CLOSING AND POST-CLOSING COVENANTS

6.1 Third Party Consents. Each Party shall cooperate in good faith and shall use its respective reasonable best efforts to obtain any consents contemplated or required under this Agreement or in connection with the consummation of the transactions contemplated by this Agreement.

6.2 Further Assurances. After Closing, as and when requested by any Party from time to time, the other Parties shall and shall cause their affiliates to execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to carry out the purposes of this Agreement including, without limitation, executing and delivering any instrument LMP may reasonably request in connection with its prior ownership of the Acquired Interest. In furtherance and not in limitation of the foregoing, the Buyers shall (and shall cause the Company and its affiliates to) reasonably cooperate with LMP and its affiliates in connection with all regulatory and financial reporting obligations of LMP its affiliates, including without limitation LMP Automotive Holdings, Inc.’s (“LMPX”) reporting obligations with the Securities and Exchange Commission. In connection therewith, the Buyers shall (and shall cause the Company and its affiliates to) provide access to LMP, LMPX and/or its internal or external accountants or auditors to all books and records of the Company and its affiliates until no earlier than the fifth (5th) anniversary of the Closing. LMP acknowledges that its obligations under Section 5.2(j) of the March MIPA with respect to Rule 144 shall survive the Closing

6.3 Access to Files. For a period that is the later of 5 years or applicable records retention requirements under applicable law, after the Closing or such longer term as LMP may reasonably require if LMP is then involved in litigation or under investigation or audit by a Governmental Authority relating to the Buyers or the Company, the Buyers shall (and shall cause the Company to) maintain and provide LMP and its representatives reasonable access to, and shall permit LMP and its representatives, at LMP’s expense, to make photocopies of, all originals of the files and records relating to the Company.

6.4 Tax Matters. The Company shall provide, or shall cause to be provided, to LMP a draft of all income tax returns for the Company and its affiliates for all taxable periods during which LMP was a partner of the Company for U.S. federal income tax purposes a reasonable time in advance of the applicable due date for such return (including relevant extensions).   The Company shall not file such tax returns without the consent of LMP, which consent will not be unreasonably withheld. The Parties agree that income of the Company shall be allocated to LMP in proportion to its Membership Interest in the Company during the period from the March MIPA through the date of Closing.

6.5 Buyers’ and LMP’s Mutual Release of Claims.

(a) Buyer’s Release

(i) As of the Closing, each Buyer and the Company, for himself or itself and on behalf of his or its respective affiliates, successors, assigns, heirs, executors, administrators and legal representatives (all collectively, the “Buyer Releasors”), hereby remises, releases, acquits and forever discharges LMP, LMPX and each of their current and former employees, officers, directors, members, managers, partners, shareholders, trustees, parent companies, sister companies, affiliates, subsidiaries, assigns, employers, attorneys, suppliers, accountants, predecessors, successors, insurers, representatives and agents (the “LMP Releasees”), of and from any and all claims, duties, obligations, disputes, liabilities, damages, or causes of action (“Claims”) of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, that such of the Buyer Releasors now or in the future has, owns or holds, or has at any time previously had, owned or held, against any of the LMP Releasees, including without limitation all Claims arising as a result of the negligence, gross negligence or willful acts of any of the LMP Releasees existing as of the Closing or relating to any matter that occurred on or prior to the Closing, and including without limitation all Claims arising under or in connection with the March MIPA and/or the First Amended and Restated Operating Agreement of the Company entered into by the Parties in connection with the March MIPA and dated on or about the date thereof (the “March Operating Agreement”); provided, however, that any Claims that may arise in connection with any of the Parties’ respective obligations hereunder or under any other agreement in connection and contemporaneously with the transactions contemplated by this Agreement or from any breaches by any of them of any representations or warranties herein or in connection with any of such other agreements shall not be released or discharged pursuant to this Agreement.

(ii) Each Buyer and the Company for himself or itself, and respectively on behalf of all of the other Buyer Releasors, represents and warrants that the Buyer Releasors have not previously assigned or transferred, or purported to assign or transfer, to any person or entity whatsoever all or any part of the Claims released herein. The Buyers and the Company, for themselves and respectively on behalf of all of the other Buyer Releasors, covenant and agree that none of the Buyer Releasors will assign or transfer to any person or entity whatsoever all or any part of the Claims to be released herein. Each of the Buyers and the Company for himself or itself, and respectively on behalf of all of the other Buyer Releasors represents and warrants that he or it has read and understands all of the provisions of this Section 6.5 and that he or it has been represented by legal counsel of his or its own choosing in connection with the negotiation, execution and delivery of this Agreement.

(b) LMP’s Release

(i) As of the Closing, LMP, for itself and on behalf of its successors, assigns, heirs, executors, administrators and legal representatives (all collectively, the “LMP Releasors”), hereby remises, releases, acquits and forever discharges the Buyers, the Company, and each of their current and former employees, officers, directors, members, managers, partners, shareholders, trustees, parent companies, sister companies, affiliates, subsidiaries, assigns, employers, attorneys, suppliers, accountants, predecessors, successors, insurers, representatives, and agents (the “Buyer Releasees”), of and from any and all Claims of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, that such of the LMP Releasors now or in the future has, owns or holds, or has at any time previously had, owned or held, against any of the Buyer Releasees, including without limitation all Claims arising as a result of the negligence, gross negligence or willful acts of any of the Buyer Releasees or their employees and agents existing as of the Closing or relating to any matter that occurred on or prior to the Closing, and including without limitation all Claims arising under or in connection with the March MIPA and/or the March Operating Agreement; provided, however, that any Claims that may arise in connection with any of the Parties’ respective obligations hereunder or under any other agreement in connection and contemporaneously with the transactions contemplated by this Agreement or from any breaches by any of them of any representations or warranties herein or in connection with any of such other agreements shall not be released or discharged pursuant to this Agreement.

(ii) LMP for itself and on behalf of all of the other LMP Releasors represents and warrants that the LMP Releasors have not previously assigned or transferred, or purported to assign or transfer, to any person or entity whatsoever all or any part of the Claims released herein. LMP, for itself and on behalf of all of the other LMP Releasors, covenants and agrees that none of the LMP Releasors will assign or transfer to any person or entity whatsoever all or any part of the Claims to be released herein. LMP for itself and on behalf of all of the other LMP Releasors represents and warrants that it has read and understands all of the provisions of this Section 6.5 and that it has been represented by legal counsel of its own choosing in connection with the negotiation, execution and delivery of this Agreement.

6.6 Transfer Taxes. The Parties do not expect any state and local transfer, sales, use, stamp, registration or other similar taxes to arise by reason of the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”). The Parties agree that the Buyers shall be responsible for any and all Transfer Taxes that are actually incurred as a result of the transfer of the Acquired Interests. The Parties will cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any Transfer Taxes.

6.7 Cooperation on Tax Matters. Each Party will cooperate fully as and to the extent reasonably requested by the other Party in connection with the filing of tax returns and any audit, litigation, or other proceeding with respect to taxes imposed on or with respect to the assets, operations or activities of the Company and its affiliates (each a “Tax Proceeding”). Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such tax return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding the above, the control and conduct of any tax proceeding that is a Third-Party Claim will be governed by Section 8.4. Any information obtained by a Party or its affiliates from another Party or its affiliates in connection with any tax matters to which this Agreement applies will be kept confidential, except as may be otherwise necessary in connection with the filing of tax returns or in conducting a Tax Proceeding, or as may otherwise be necessary to enforce the provisions of this Agreement.

Article 7. OTHER AGREEMENTS.

The Parties hereby acknowledge and agree that any and all open ended vehicle leases between LMP (or its affiliates) and the Company and/or Elite Auto Rentals, LLC are hereby terminated in their entirety and the Parties shall have no further obligations pursuant to any such leases. For the avoidance of doubt, all payments between the Parties with respect to any vehicles previously subject to such leases shall be made in accordance with the applicable Master Finance Agreement.

Article 8. INDEMNIFICATION.

8.1 Indemnities of the Buyers.

(a) The Buyers shall, and hereby do, jointly and severally, indemnify, hold harmless and agree to defend LMP and its affiliates and all of their respective officers, directors, employees, agents, consultants, representatives, stockholders, members, and controlling Persons and their respective successors and assigns (collectively, the “LMP Indemnified Parties”) at all times from and after the date of this Agreement, from and against any and all liabilities, actions, demands, judgments, settlements, injuries, claims, Liens, costs, and expenses (including, without limitation, reasonable attorneys’ fees and expert witness fees) (“Damages”), of or to any of the LMP Indemnified Parties, which may now or in the future be paid, incurred or suffered by or asserted against the LMP Indemnified Parties by any Person resulting or arising from or incurred in connection with any one or more of the following:

(i) any liabilities or claims for liability (whether in contract, in tort or otherwise, and whether or not successful) related in any way to the Company and its affiliates, whether arising prior to, on or after the Closing Date;

(ii) any breach or nonfulfillment of any covenant or agreement of the Buyers contained in this Agreement or in any other agreement, document or instrument delivered hereunder or pursuant hereto;

(iii) any untruth or breach of any representation and warranty of Buyers contained in or made pursuant to this Agreement, including in any other agreement, document or instrument delivered hereunder or pursuant hereto; and

(iv) all actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including costs of court and reasonable attorneys’ fees) incident to sub-parts (i) through (iv).

(b) Insurance. The Buyers’ indemnification obligations shall be reduced to the extent that the subject matter of any indemnification claim brought by LMP is covered by and paid to LMP pursuant to a warranty or indemnification from a third party or third-party insurance.

(c) Limitations on Indemnification. Notwithstanding anything to the contrary in this Article 8, the total indemnification obligations of Buyers for claims for indemnification pursuant to Section 8.1(a) shall not, in the aggregate, exceed the Purchase Price.

8.2 Indemnities of LMP.

(a) LMP shall, and hereby does, indemnify, hold harmless and agrees to defend the Buyers at all times from and after the date of this Agreement, from and against any and all Damages, of or to the Company and/or the Buyers, which may now or in the future be paid, incurred or suffered by or asserted against the Buyers and/or the Company by any Person resulting or arising from or incurred in connection with any one or more of the following:

(i) any breach or nonfulfillment of any covenant or agreement of LMP contained in this Agreement or in any other agreement, document or instrument delivered hereunder or pursuant hereto;

(ii) any untruth, inaccuracy, or breach of any representation and warranty of LMP contained in or made pursuant to this Agreement, including in any other agreement, document or instrument delivered hereunder or pursuant hereto; and

(iii) all actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including costs of court and reasonable attorneys’ fees) incident to sub-parts (i) through (ii) any of the foregoing.

(b) Insurance. LMP’s indemnification obligations shall be reduced to the extent that the subject matter of any indemnification claim brought by a Buyer is covered by and paid to such Buyer pursuant to a warranty or indemnification from a third party or third-party insurance.

(c) Limitations on Indemnification. Notwithstanding anything to the contrary in this Article 8, the total indemnification obligations of LMP for claims for indemnification pursuant to Section 8.2(a) shall not, in the aggregate, exceed the Purchase Price.

8.3 Claim Procedures. Each Person that desires to make a claim for indemnification pursuant to this Article 8 (an “Indemnified Party”) will provide notice (a “Claim Notice”) thereof in writing to LMP (if the Indemnified Party is Buyers) or to Buyers (if the Indemnified Party is an LMP Indemnified Party) (in each such case, an “Indemnifying Party”), specifying the nature and basis for such claim and a copy of all papers served with respect to such claim (if any). For purposes of this Section 8.3, receipt by a Person of written notice of any claim by a third-party made against any Buyer or LMP Indemnified Party with respect to which such Buyer or LMP Indemnified Party intends to seek indemnification hereunder for any Damages under this Article 8 (a “Third-Party Claim”) which gives rise to a claim on behalf of such Person will require delivery of a Claim Notice to the Indemnifying Party within 20 days following the receipt of such Third-Party Claim; provided, however, that an Indemnified Party’s failure to send or delay in sending a Claim Notice will not relieve an Indemnifying Party from liability hereunder with respect to such Third-Party Claim except to the extent and only to the extent the Indemnifying Party is materially prejudiced by such failure or delay.

8.4 Third-Party Claims.

(a) In the event of the assertion of any Third-Party Claim, the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) at its sole cost and expense the defense of such Third-Party Claim if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such Third-Party Claim and may assert any defense of the Indemnified Party or the Indemnifying Party; provided that the Indemnified Party will have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such Third-Party Claim. Counsel representing both the Indemnifying Party and the Indemnified Party must acknowledge in writing its obligation to act as counsel for all parties being represented and must acknowledge and respect separate attorney-client privileges with respect to each party represented. If the Indemnifying Party elects to undertake the defense of any Third-Party Claim under this Agreement, the Indemnified Party will reasonably cooperate with the Indemnifying Party in the defense or settlement of the Third-Party Claim, including providing access to information, making documents available for inspection and copying, and making employees reasonably available for interviews, depositions and trial, in each case, at the Indemnifying Party’s expense. The Indemnifying Party will not be entitled to settle any Third-Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed.

(b) If the Indemnifying Party, by the 30th day after receipt of notice of any Third-Party Claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent Judgment by default in favor of the Person asserting such Third-Party Claim) does not assume actively and in good faith the defense of any such Third-Party Claim or action resulting therefrom, the Indemnified Party may, at the Indemnifying Party’s expense, defend against such Third-Party Claim, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party will be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. The Indemnified Party will not settle or compromise any Third-Party Claim for which it is entitled to indemnification under this Agreement, without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(c) Notwithstanding anything in this Section 8.4 to the contrary, LMP will in all cases be entitled to control the defense of a Third-Party Claim if LMP reasonably believes (i) such Third-Party Claim could result in liabilities which, taken together with other then outstanding indemnification claims by LMP under this Agreement, could exceed the remaining potential Damages payable by Buyers under this Agreement or the amount that LMP believes it will be able to collect from Buyers under this Agreement or (ii) such Third-Party Claim could adversely affect in any material respect LMP or its affiliates (other than the Company) other than as a result of money damages or if injunctive or other non-monetary relief has been sought against LMP or its affiliates (other than the Company).

8.5 Calculation, Timing, Manner and Characterization of Indemnification Payments.

(a) Subject to subsection (c), below, payments of all amounts owed by an Indemnifying Party, other than as a result of a Third-Party Claim, will be made within 15 Business Days after the later of (i) the date the Indemnifying Party is deemed liable therefor pursuant to this Article 8 or (ii) if disputed, the date of the adjudication of the Indemnifying Party’s Liability to the Indemnified Party under this Agreement.

(b) Subject to subsection (c), below, payments of all amounts owing by an Indemnifying Party as a result of a Third-Party Claim will be made as and when Damages with respect thereto are incurred by the Indemnified Party and within 15 Business Days after the Indemnified Party makes demand therefor to the Indemnifying Party.

(c) All amounts due and payable under this Agreement (i) with respect to a Third-Party Claim, will bear interest at the then-current long-term Applicable Federal Rate from the date due and payable hereunder until the date paid and (ii) with respect to an indemnification claim other than a Third-Party Claim, will bear interest at the then-current long-term Applicable Federal Rate from the date the Indemnified Party suffers the Damages until the date paid. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

8.6 Express Negligence. THE PARTIES INTEND THAT THE INDEMNITIES SET FORTH IN THIS Article 8 BE CONSTRUED AND APPLIED AS WRITTEN ABOVE, NOTWITHSTANDING ANY RULE OF CONSTRUCTION TO THE CONTRARY. WITHOUT LIMITING THE FOREGOING, SUCH INDEMNITIES WILL APPLY NOTWITHSTANDING ANY STATE’S “EXPRESS NEGLIGENCE” OR SIMILAR RULE THAT WOULD DENY COVERAGE BASED ON AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. IT IS THE INTENT OF THE PARTIES THAT, TO THE EXTENT PROVIDED ABOVE, THE INDEMNITIES SET FORTH IN THIS Article 8 WILL APPLY TO AND NOTWITHSTANDING AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. THE PARTIES AGREE THAT THIS PROVISION IS “CONSPICUOUS” FOR PURPOSES OF ALL STATE LAWS.

8.7 Materiality. For purposes of determining whether there has been a breach or inaccuracy and the amount of Damages that are the subject matter of a claim (including a Third-Party Claim) for indemnification or reimbursement hereunder, each such representation or warranty shall be read without regard and without giving effect to the term “material” or “Material Adverse Effect” or similar phrases contained in such representation or warranty.

8.8 Treatment. Any indemnity payments made under this Agreement will be treated for all U.S. federal income tax purposes as an adjustment to the aggregate Purchase Price, unless otherwise required by any applicable law.

Article 9. [RESERVED].

Article 10. NOTICES. Unless otherwise provided in this Agreement, any notice, demand and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when delivered if personally delivered by hand, (b) when received if sent by a nationally recognized overnight courier service (receipt requested), (c) 5 Business Days after being mailed, if sent by first class mail, return receipt requested, or (d) when receipt is acknowledged by an affirmative act of the Party confirmed, if sent by electronic mail, facsimile, telecopy or other similar electronic transmission device (including an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device); provided, however, that where a Party delivers a notice, demand or other communication by electronic mail, such Party shall cause a copy of such notice to be delivered by nationally recognized overnight courier (charges prepaid) the next business day. Notices, demands and communications to the Parties will, unless another address is specified in writing by notice to the other Parties pursuant to this Article 10, be sent to the address indicated below.

If to the Buyers, addressed to:

Kevin Sisti, Murdo Smith, and Randal Roberge

LTO Holdings, LLC

93B Deming Rd.

Berlin, CT 06037 – 1514

Email addresses: kevin@ltoauto.com; murdo@ltoauto.com; and randy@ltoauto.com

With a copy (which shall not constitute notice) to:

Rome Clifford Katz & Koerner, LLP

214 Main Street

Hartford, CT 06106

Attention: Allan W. Koerner

Email: akoerner@rckklaw.com

If to LMP, addressed to:

c/o LMP Automotive Holdings, Inc.

500 East Broward Boulevard, Suite 1900

Fort Lauderdale, Florida 33394

Attention: Sam Tawfik

Email: sam@lmpmotors.com

With a copy (which shall not constitute notice) to:

Pryor Cashman LLP

7 Times Square

New York, New York 10036

Attention: David Rose, Esq.

Email: drose@pryorcashman.com

or to such other place and with such other copies as the Buyers or LMP may designate by written notice to the others in accordance with this Article 10.

Article 11. GENERAL PROVISIONS.

11.1 Governing Law.

(a) Except as provided in Section 11.2(b), THIS AGREEMENT IS GOVERNED AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

(b) Except as provided in Section 11.2, the parties hereto irrevocably submit to the exclusive jurisdiction of the State and U.S. federal courts located in New York, New York and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby, and each party hereby irrevocably agrees that all claims in respect of such dispute may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgement in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This consent to jurisdiction is being given solely for purposes of this Agreement and the other Transaction Documents and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, proceeding or counterclaim of the nature specified in this subsection (b) by the mailing of a copy thereof in the manner specified by the provisions of Article 10. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.2 Dispute Resolution. Any dispute between, among, or involving the Parties that arises from or relates to this Agreement or any of the other Transaction Documents (except to the extent expressly provided in a Transaction Document), the relationship between such Parties that is created pursuant to such agreements, any alleged breach of any provision thereof, or in any way relating to the subject matter of such agreements (all of which are referred to herein as “Disputes”), including any Disputes that are extra-contractual in nature, or that are based on contract, tort, state or federal law, or other legal or equitable bases, regardless of whether a Party is seeking Damages or any other relief and regardless of whether or not any specific Transaction Document refers to this Section 11.2 will be resolved as provided in this Section 11.2; provided, however, that a Party will be permitted to take the actions contemplated by Section 11.2(a)(iv).

(a) Mandatory Mediation. Prior to and as a condition precedent to the initiation of any other dispute resolution procedures, the Parties will first attempt to resolve their Dispute through mediation administered by the American Arbitration Association (the “AAA”). The mediation process shall be initiated through service of a “Notice of Mediation” in accordance with the notice provisions of Article 10 of this Agreement. The Parties shall agree on a mediator; however, if they cannot agree within 14 days of service of the Notice of Mediation, then the AAA shall appoint the mediator. The mediation session shall be held within 30 days of the retention of the mediator, and last for at least one full mediation day, before any Party has the option to withdraw from the process. The Parties may agree to continue the mediation process beyond one day, until a settlement is reached, or one Party or the mediator states that there is no reason to continue because of an impasse that cannot be overcome and the mediator sends the parties a “Notice of Termination of Mediation.” All reasonable efforts will be made to complete the mediation within 30 days of the first mediation session. The service of the Notice of Mediation shall toll the running of any applicable statute of limitations regarding the dispute at issue until 30 days after the mediator sends a Notice of Termination of Mediation. Each side shall bear an equal share of the mediator’s fees and costs unless the Parties agree otherwise, except that each Party shall be responsible for and bear its own attorneys’ fees and costs for the mediation with the understanding that the prevailing party in any non-mediation dispute resolution proceeding that follows an unsuccessful mediation may seek to recover such attorneys’ fees and costs, as well as the share of the mediator’s fees and costs it has paid. All communications, both written and oral, during the mediation are confidential and shall be treated as settlement negotiations for purposes of applicable rules of evidence; however, documents generated in the ordinary course of business prior to the dispute at issue, that would otherwise be discoverable, do not become confidential or admissible simply because they are used in the mediation process. The process shall be confidential based on terms acceptable to the mediator and/or the AAA. No Party to this Agreement shall bring legal action or proceeding against another party to this Agreement without first participating in mediation, unless one Party refuses to submit to mediation and legal action or a proceeding is brought to specifically enforce this mandatory mediation provision of this Agreement. The foregoing, however, shall not preclude any of the Parties from applying for any preliminary, provisional or injunctive remedies (including, without limitation, remedies such as attachment, preliminary injunction and replevin) available under applicable laws for any purpose, nor shall it prevent any Party from appealing any adverse determination with respect to any such application for preliminary, provisional or injunctive relief. Further to the foregoing and for the avoidance of doubt, nothing in this Section 11.2(a), or in Section 11.2(b) below, will not be construed to prevent LMP or the Buyers from instituting, and LMP and the Buyers are hereby authorized to institute, formal proceedings (including seeking provisional remedies such as attachment, preliminary injunction and replevin from the appropriate court) to avoid the expiration of any applicable limitations period, to avoid irreparable harm (including irreparable harm caused by the Buyers’ breach of the covenants set forth in Section 6.16), to preserve a superior position with respect to other creditors, or, to the extent contemplated by Section 11.2, to pursue injunctive or other equitable remedies.,

(b) Arbitration. If the Parties are unable to resolve any Dispute arising under this Agreement as contemplated by Section 11.2(a), then (subject to the exceptions referred to in Section 11.2(a)) such Dispute will be submitted to mandatory and binding arbitration at the election of any Party (the “Disputing Party”) pursuant to the following conditions:

(i) Procedures. The arbitration will be conducted pursuant to the then applicable Commercial Arbitration Rules of the AAA, except as expressly provided in this Section 11.2 (the “AAA Rules”). The arbitrator(s) (the “Arbitrator(s)”) will be selected pursuant to the procedures set forth in Section 11.2(b)(iii) below. In resolving the substance of the Dispute, the Arbitrator(s) will apply substantive Delaware law or applicable substantive federal law without regard to the conflicts of law principles of such state.

(ii) Submission to Arbitration. The Disputing Party will notify the other applicable Parties that it is submitting the Dispute to final and binding arbitration to be conducted privately and confidentially in accordance with the terms of Article 10.

(iii) Selection of Arbitrator(s). If the amount in dispute is less than an aggregate of $1,000,000 (together with other agreements executed by the Parties on or about the date hereof), such Dispute will be resolved by a single Arbitrator mutually acceptable to the applicable Parties. If LMP and Buyers are unable to agree upon a mutually acceptable Arbitrator within 30 days of the submission of the Dispute to arbitration, such Arbitrator will be appointed in accordance with the AAA Rules. If the amount in dispute is an aggregate of $1,000,000 (together with other agreements executed by the Parties on or about the date hereof) or more, within 30 days after the notice of initiation of the arbitration procedure, each of LMP (on the one hand) and Buyers (on the other hand) will nominate one Arbitrator, who need not be neutral. If any Party fails or refuses to timely nominate an Arbitrator, such Arbitrator will be appointed in accordance with the AAA Rules. Upon selection of the two Arbitrators by the applicable Parties, the two Arbitrators will select a third Arbitrator within 15 days after their appointment, failing agreement on which such third Arbitrator will be appointed in accordance with the AAA Rules. The Arbitrators, acting by majority vote, will resolve all Disputes between the applicable Parties. If one of the Party-appointed Arbitrators refuses to participate in the proceedings or refuses to vote, the unanimous decision of the other two Arbitrators will be binding.

(iv) Replacement of Arbitrator. Should any Arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section 11.2(b), such Arbitrator will be replaced in the same manner by which he or she was appointed (e.g., if LMP appointed the departing Arbitrator, LMP would appoint his or her replacement, and if the two Party-appointed Arbitrators appointed the departing Arbitrator, then they would appoint his or her replacement).

(v) Place of Arbitration. The arbitration will be conducted in the Miami, Florida office of the AAA. The Parties expressly consent to the location of such arbitration and agree not to contest this venue provision or the choice of law provision set forth in Section 11.2(b)(i) above, it being acknowledged and agreed that Florida bears a reasonable relation to this Agreement and the Parties have knowingly and voluntarily elected a Florida forum. Any action in order to enforce this arbitration clause or an award granted hereunder may be brought in the courts of the State of Florida, Miami-Dade County, and the federal courts with jurisdiction thereover. Each of the Parties (A) consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding, (B) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, (C) will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (D) will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that notice on such Party as provided in Article 10 will be deemed effective service of process on such Party.

(vi) Conduct of Arbitration. The Arbitrator(s) shall have the authority to determine the enforceability of this Section 11.2, including whether the terms of the provisions under this Section 11.2 are conscionable. Upon the service of an arbitration demand, the Parties will discuss and attempt to agree upon the manner, timing and extent of discovery that may be conducted prior to and in preparation for the arbitration hearing. In the event the Parties are unable to agree upon the manner, timing and extent of discovery, such issues will be submitted to the Arbitrator(s) for resolution. However, under no circumstances will the Arbitrator(s) allow more depositions, interrogatories, requests for production of documents and requests for admission than permitted by the presumptive limitations set forth in the Federal Rules of Civil Procedure. The Arbitrator(s) will have the authority to impose appropriate sanctions, including an award of reasonable attorneys’ fees, against any party that fails to cooperate in good faith in discovery permitted by this Section 11.2(b)(vi) or ordered by the Arbitrator(s). If the amount in dispute is less than an aggregate of $1,000,000 (together with other agreements executed by the Parties on or about the date hereof), unless otherwise agreed by the Parties the arbitration hearing will commence no later than 150 days after the selection of the Arbitrator in accordance with the procedures set forth in Section 11.2(b)(iii). If the amount in dispute is an aggregate of $1,000,000 (together with other agreements executed by the Parties on or about the date hereof) or more, the arbitration hearing will commence after such time as the Parties have completed the discovery permitted by this Section 11.2(b)(vi) and as determined by the Arbitrators. Unless otherwise agreed by the Parties, the arbitration hearing will be conducted on consecutive days. The Arbitrator(s) must give effect to legal privileges including the attorney-client privilege and the work-product immunity.

(vii) Arbitration Award. The Arbitrator(s) will render a binding, reasoned decision within 20 days following the completion of the arbitration hearing. The award of the Arbitrator(s) will be in writing. The Arbitrator(s) must certify in the award that such award conforms to the terms and conditions set forth in this Agreement (e.g., the award must comply with the parameters set forth in Article 8). The award rendered by the Arbitrator(s) will be binding and conclusive, and judgment on the award may be entered pursuant to Section 11.2(b)(v).

(viii) Time of the Essence. The Arbitrator(s) are instructed that time is of the essence in the arbitration proceeding, and that the Arbitrator(s) will have the right and authority to issue reasonable monetary sanctions against either LMP (on the one hand) or the Buyers (on the other hand) if, upon a showing of good cause, such Party is unreasonably delaying the proceeding. The amount of such sanction will be related to the additional harm, if any, caused by the delay.

(ix) Expenses. The Arbitrator(s) will have the authority to assess the costs and expenses of the arbitration proceeding (including the Arbitrator(s)’ fees and expenses) against either LMP (on the one hand) or the Buyers (on the other hand). The Arbitrator(s) will also have the authority to award attorneys’ fees and expenses to the prevailing side.

(x) Confidentiality. To the fullest extent permitted by law, the arbitration proceedings and award will be maintained in confidence by the Parties, except as otherwise required by applicable law and, provided that nothing shall prevent any Party from filing the award in connection with any proceeding to enforce it and nothing in this Agreement shall require such filing to be under seal.

(xi) Severability. The provisions of this Section 11.2 are independent of the remaining provisions of this Agreement and the Parties intend that the provisions of this Section 11.2 will continue in effect even though one or more provisions of the Agreement (including, for the avoidance of doubt, any provision of this Section 11.2) will be determined to be invalid or unenforceable by a court of competent jurisdiction. This agreement to arbitrate will also survive the termination or expiration of this Agreement.

(c) Acknowledgment. THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY HAVE READ AND UNDERSTOOD THIS SECTION 11.2 AND THAT THEY ARE HEREBY KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHT TO A JURY TRIAL.

11.3 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Person or Persons entitled to the benefits thereof only by a written instrument signed by the Person or Persons granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

11.4 Expenses. Except as otherwise provided in this Agreement, (a) the Buyers will be responsible for all legal fees, accountant’s fees, consultant’s fees, broker fees, investment banker’s fees, other advisory fees and other costs and expenses that the Buyers may incur in connection with the negotiation, preparation, execution or performance of this Agreement, and (b) LMP will be responsible for all legal fees, accountant’s fees, consultant’s fees, broker fees, investment banker’s fees, other advisory fees and other costs and expenses that LMP and its affiliates incur in connection with the negotiation, preparation, execution or performance of this Agreement.

11.5 Waiver. The Parties hereby agree to waive each of the provisions of Article VII of the March Operating Agreement in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

11.6 Invalidity. In the event that any one or more of the provisions set forth in this Agreement or in any other instrument referred to in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or any other such instrument; provided, however, that if the invalidity, illegality, or unenforceability of such provision or provisions deprives a Party of any material benefit under this Agreement, the Parties will substitute a new provision or new provisions to restore such material benefit or benefits that is or are valid, legal, and enforceable, consistent with Section 11.12 below.

11.7 No Third-Party Beneficiaries. This Agreement is solely for the benefit of (a) the Parties and their successors and assigns permitted under this Agreement, (b) the LMP Releasees and the Buyer Releasees, and (c) the Indemnified Parties (solely with respect to such Persons’ rights to indemnification pursuant to Article 8 and the rights to enforce such rights to indemnification pursuant to this Article 11), and no provisions of this Agreement will be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right except as expressly provided in this Agreement.

11.8 No Presumption Against Any Party. Neither this Agreement nor any uncertainty or ambiguity herein will be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties and their counsel and will be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all Parties.

11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11.10 Entire Agreement; Amendments. This Agreement, together with all Exhibits, Annexes and Schedules hereto, and the other Transaction Documents constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No amendment, supplement or modification of this Agreement will be binding unless executed in writing by all Parties

11.11 Electronic Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more Parties , and an executed copy of this Agreement may be delivered by one or more Parties by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party, all Parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

11.12 Severability. Should any provision of this Agreement be held unenforceable or invalid under the laws of the United States of America or the State of Delaware, or under any other applicable laws of any other jurisdiction, then the Parties agree that such provision shall be deemed modified for purposes of performance of this Agreement in such jurisdiction to the extent necessary to render it lawful and enforceable, or if such a modification is not possible without materially altering the intention of the Parties , then such provision shall be severed here from for purposes of performance of this Agreement in such jurisdiction. The validity of the remaining provisions of this Agreement shall not be affected by any such modification or severance, except that if any severance materially alters the intentions of the Parties as expressed herein (a modification being permitted only if there is no material alteration), then the Parties shall use commercially reasonable efforts to agree to appropriate equitable amendments to this Agreement in light of such severance, and if no such agreement can be reached within a reasonable time, any party may initiate arbitration under the then current commercial arbitration rules of the American Arbitration Association to determine and effect such appropriate equitable amendments.

11.13 Binding Effect. All the terms, provisions, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective heirs, executors, administrators, representatives, successors and permitted assigns.

11.14 Assignment. This Agreement and the rights under this Agreement may not be assigned by LMP without the prior written consent of the Buyers; provided, however, that LMP will be permitted, without the Buyers’ consent, to (a) collaterally assign this Agreement and its rights herein and in the other Transaction Documents to any of LMP’s or its affiliate’s lenders, (b) assign the provisions and benefits of this Agreement and the other Transaction Documents to any affiliate of LMP provided that, unless otherwise consented to in writing by the Buyers, LMP shall remain contractually liable hereunder for any payment obligations of LMP, and each of the Buyers hereby consent to any such assignment. This Agreement and the rights hereunder may not be assigned by the Buyers without the prior written consent of LMP. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

11.15 Computation of Time. Whenever this Agreement requires that something be done within a period of days, such period shall: (a) not include the day from which such period commences; (b) include the day upon which such period expires; (c) expire at 8:00 p.m. Eastern Time on the date by which such thing is to be done; or (d) be extended by 2 Business Days if the final day of such period falls on a Saturday, Sunday, or bank holiday in the state where such thing is to be done

11.16 Interpretation & Administration. The words “include”, “includes”, “included”, “including” and “such as” do not limit the preceding words or terms and will be deemed to be followed by the words “without limitation.” The Parties have a duty of good faith and fair dealing. All captions and headings contained in this Agreement are for convenience of reference only and will not be construed to limit or extend the terms or conditions of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. Each Party and its counsel have reviewed this Agreement and the rule of construction that any ambiguities are to be resolved against the drafter will not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits hereto.

(signatures on the following page)

IN WITNESS WHEREOF, the Parties have executed this Membership Interest Purchase Agreement effective as of the Effective Date.

LMP:

LMP FINANCE, LLC

By:	/s/ Sam Tawfik
Name:	Sam Tawfik
Title:	Chief Executive Officer

BUYERS:

/s/ Kevin Sisti
Kevin Sisti

/s/ Murdo Smith
Murdo Smith

/s/ Randal Roberge
Randal Roberge

[Signature Page to Membership Interest Purchase Agreement]